Exhibit 99.1

S.Y. Bancorp Reports Record Net Income for the First Quarter of 2013 of $6.8 Million or $0.49 Per Diluted Share

LOUISVILLE, Ky.--(BUSINESS WIRE)--April 24, 2013--S.Y. Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today reported record earnings for the first quarter of 2013. These results continued to reflect solid contributions from key areas of the Company, such as net interest income, investment management and trust services, and its mortgage origination business. Additionally, with increasing confidence as to credit risk in its loan portfolio, the Company reduced its provision for loan losses compared with the year-earlier quarter. Together, these factors helped offset the impact of a low interest rate environment, resulting in ongoing margin compression. The following is a summary of the Company's reported results:

Quarter Ended March 31,	2013	2012	Change
Net income	$6,768,000	$6,502,000	4%
Net income per share, diluted	$0.49	$0.47	4%
Return on average equity	13.18%	13.70%
Return on average assets	1.30%	1.29%

Commenting on the Company's announcement, David Heintzman, Chairman and Chief Executive Officer, said, "Our strong results for the first quarter of 2013, highlighted by record earnings for the period, continued to demonstrate the exceptional breadth and depth of our operations, with all areas of the bank performing well in the first quarter. With respect to banking, which remained solid considering still-restrained net loan growth as many customers weigh the current economic uncertainties and early loan repayments continue at a higher level, we were pleased with the 5% year-over-year increase in our loan portfolio and the prospects for continued loan growth presented by our current loan pipeline. Also, we again benefited from a strong performance in our investment management and trust services department, which ended the first quarter with a record $2.1 billion in assets under management and maintained its ranking in the top 100 trust companies in the nation, based on revenue. Additionally, a solid profit contribution from our mortgage origination business added to our strong first quarter results. These areas reflected the continued momentum we experienced in 2012 and demonstrated the fundamental strength of our operational footprint in our home market of Louisville and our expansion markets of Indianapolis and Cincinnati."

Regarding market expansion, Heintzman noted that the Company expects to close the previously announced acquisition of THE BANCorp, INC. ("BANCorp"), the holding company for THE BANK – Oldham County, on or about April 30, 2013. The Company has received regulatory approval for the transaction and BANCorp stockholders approved the merger in a meeting on April 22, 2013. Headquartered in La Grange, Kentucky, THE BANK – Oldham County has four branches, one each in La Grange, Louisville, Crestwood and Prospect. The combination of S.Y. Bancorp and THE BANK – Oldham County, is expected to create the largest locally owned community bank in the Louisville MSA in terms of deposits relative to the total deposits in the MSA.

Heintzman also noted that the Company once again has been named to the KBW Bank Honor Roll, which is prepared annually by one of the nation's leading investment banks specializing in the financial services sector and is based on a banking institution's long-term earnings record. Only 47 banks were named to this exclusive ranking for 2012, and of those, 34 – including S.Y. Bancorp – repeated from the 2011 listing.

Concluding, Heintzman said, "With record earnings and continued growth on our balance sheet for the first quarter of 2013, we consider this to be an encouraging start to the new year. Clearly, challenges lie ahead as we continue to face a low interest rate environment, which will place ongoing pressure on our net interest margin. Still, considering our diverse markets, products and service lines, together with the positive impact of our expansion into Oldham County, I believe S.Y. Bancorp remains well positioned to deliver solid results to our stockholders in 2013."

S.Y. Bancorp's total assets increased $80.5 million or 4%, reaching $2.121 billion at March 31, 2013, compared with $2.041 billion at March 31, 2012. The Company's loan portfolio increased $69.2 million or 5% to $1.601 billion at March 31, 2013, compared with $1.532 billion at March 31, 2012. Total deposits increased $109.6 million or 7% to $1.737 billion at March 31, 2013, from $1.627 billion at the end of the first quarter of 2012.

Continuing a trend, the Company's capital levels strengthened further during the first quarter of 2013 on a sequential-quarter basis. The Company's Tier 1 leverage ratio, Tier 1 risk-based capital ratio and Total risk-based capital ratio were 11.11%, 13.60% and 14.86%, respectively, at March 31, 2013, with each exceeding the required minimum of 5%, 6% and 10%, respectively, necessary to be deemed a "well-capitalized" institution – the highest capital rating for financial institutions. The ratio of tangible common equity to total tangible assets was 9.82% at March 31, 2013, up from 9.52% at December 31, 2012, and 9.37% as of March 31, 2012 (see reconciliation of GAAP and non-GAAP measures later in this release). The Company intends to maintain capital ratios at historically higher levels, at least until there is greater certainty regarding sustainable economic improvements and clarity regarding the effects of Basel III, if any, and to remain well positioned to pursue expansion and other opportunities that may arise. That said, S.Y. Bancorp has continued its efforts to enhance stockholder value through steadily increased cash dividends, raising the dividend rate five times over the past six years.

Net interest income – the Company's largest source of revenue – was $18.5 million as of March 31, 2013, largely flat compared with the prior-year quarter. In the first quarter of 2013, net interest margin was 3.83% versus 4.07% in the first quarter of 2012 and 3.78% in the fourth quarter of 2012.

Net interest margin in the first quarter of 2013 continued to reflect a higher amount of prepayment fees associated with an increase in loan refinancing activity. Adjusting for these sources of additional income, the Company's more normalized or core net interest margin increased to 3.77% for the first quarter of 2013 from 3.74% in the fourth quarter of 2012, but it was down from 3.85% for the third quarter of 2012, 3.94% in the second quarter of 2012, and 4.00% for the first quarter of 2012 (see reconciliation of GAAP and non-GAAP measures later in this release). Management believes these core margins better indicate the increasing pressure of a low interest rate environment and a highly competitive loan market, and it currently expects margin compression to continue in 2013, resulting in core net interest margin for the full year of between 3.65% and 3.70%.

Non-performing loans (NPLs) totaled $33.5 million or 2.09% of total loans outstanding at March 31, 2013, up from $30.0 million or 1.90% of total loans outstanding at December 31, 2012, and $29.1 million or 1.90% of total loans at March 31, 2012. The increase in NPLs reflected primarily a single construction and development credit that migrated to non-accrual status from substandard classification in the first quarter of 2013. Included in NPLs are loans that have been restructured totaling approximately $11.0 million at both March 31, 2013, and December 31, 2012, and $9.4 million at March 31, 2012. These loans are performing in accordance with their restructured terms and are accruing interest. Non-performing assets (NPAs), which include NPLs and repossessed assets, were $39.2 million or 1.85% of total assets at March 31, 2013, up from $37.4 million or 1.74% of total assets at December 31, 2012, and $37.6 million or 1.84% of total assets at March 31, 2012.

Net charge-offs in the first quarter of 2013 totaled $2.2 million or 0.14% of average loans, up from net charge-offs of $1.8 million or 0.12% of average loans in the fourth quarter of 2012, but down from $2.6 million or 0.17% of average loans in the year-earlier period. The increase in net charge-offs for the first quarter of 2013 related primarily to the aforementioned construction and development credit that migrated to non-accrual status; at the time of the change in status, the Company recorded a partial charge-off on the credit.

The Company strives to identify risk in its portfolio early and establishes an allocation based on the Company's allowance methodology. The Company's loan loss provision for the first quarter of 2013 was $2.3 million, resulting in an allowance for loan losses of 2.00% of total loans as of March 31, 2013. This compared with a provision of $2.5 million and an allowance for loan losses of 2.01% for the fourth quarter of 2012 and a provision of $4.1 million and an allowance for loan losses of 2.04% for the first quarter of 2012. Management believes the Company remains adequately reserved based on its current assessment of overall credit quality. This supports a reduction in the amount of the provision for loan losses in the first quarter of 2013 compared with both the sequential and year-earlier quarter.

Although the Company continues to see improving economic conditions in its markets, business indicators have not been uniformly positive or of a significance to signal that the economy has strengthened on a sustainable and consistent basis. Accordingly, S.Y. Bancorp intends to remain cautious in assessing the potential risk in its loan portfolio and expects to maintain its allowance for loan losses and other credit costs at recently high levels, at least for the near term, until credit metrics improve further.

At $9.2 million for the first quarter of 2013, non-interest income was essentially unchanged from the prior-year. Strong growth in income from investment management and trust services and the bank's mortgage origination business essentially offset declines in non-core income from last year. Income from investment management and trust services increased $396,000 or 11% in the first quarter of 2013 versus the year-earlier period, while gains on sales of mortgage loans increased $128,000 or 17% in the quarter. The $551,000 or 46% decline in other non-interest income from the first quarter of 2012 primarily reflected the inclusion of income from an investment in a private investment fund in the year-earlier quarter. The investment was liquidated in the first quarter of 2012.

Non-interest expense increased $843,000 or 6% to $15.6 million in the first quarter of 2013 from $14.7 million in the same period last year. The increase in non-interest expense was due primarily to higher personnel costs. The Company's occupancy costs declined in the first quarter of 2013 from the year-earlier period due to a one-time rent refund on certain leased facilities. Other non-interest expense increased 14% on a comparable-quarter basis primarily as a result of the timing of expenses incurred. The Company's first quarter efficiency ratio was 55.76% compared with 52.32% in the first quarter of 2012.

The Company's first quarter results reflected a higher effective income tax rate versus the comparable period last year due to the adjustment of certain tax credits and a declining proportion of non-taxable interest income relative to total interest income. The Company expects its effective tax rate will trend at approximately 30% during the remainder of 2013.

In February 2013, S.Y. Bancorp's Board of Directors declared a quarterly cash dividend of $0.20 per common share. The latest dividend was distributed on April 1, 2013, to stockholders of record as of March 11, 2013.

Louisville, Kentucky-based S.Y. Bancorp, Inc., with more than $2.12 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT. The trust preferred securities of S.Y. Bancorp Capital Trust II also trade on the NASDAQ Global Select Market under the symbol SYBTP.

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.

The following table provides a reconciliation of total stockholders' equity in accordance with US GAAP to tangible common equity in accordance with applicable regulatory requirements. The Company provides the tangible common equity ratio, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy.

Tangible Common Equity Ratio (Dollars in thousands)

	March 31, 2013	Dec. 31, 2012	March 31, 2012
Total stockholders' equity (a)	$208,897	$205,075	$191,823
Less goodwill	(682)	(682)	(682)
Tangible common equity (c)	$208,215	$204,393	$191,141

Total assets (b)	$2,121,066	$2,148,262	$2,040,589
Less goodwill	(682)	(682)	(682)
Tangible assets (d)	$2,120,384	$2,147,580	$2,039,907

Total stockholders' equity to total assets (a/b)	9.85%	9.55%	9.40%
Tangible common equity ratio (c/d)	9.82%	9.52%	9.37%

The following table provides a reconciliation of net interest margin in accordance with US GAAP to normalized net interest margin. The Company provides this information to illustrate the trend in quarterly net interest margin sequentially during 2012 and to show the impact of prepayment fees and late charges on net interest margin.

Reconciliation of Net Interest Margin to Normalized

	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	March 31, 2012
Net interest margin	3.83%	3.78%	3.92%	3.98%	4.07%
Prepayment penalties / late charges	(0.06)	(0.04)	(0.07)	(0.04)	(0.07)
Normalized net interest margin	3.77%	3.74%	3.85%	3.94%	4.00%

S. Y. Bancorp, Inc. Financial Information (unaudited)
First Quarter 2013 Earnings Release
(In thousands unless otherwise noted)
	Three Months Ended
	March 31,
	2013	2012
Income Statement Data
Net interest income, fully tax equivalent (1)	$18,711	$18,921
Interest income
Loans	$19,049	$19,880
Federal funds sold	80	72
Mortgage loans held for sale	64	63
Securities	1,642	1,797
Total interest income	20,835	21,812
Interest expense
Deposits	1,339	2,046
Federal funds purchased	8	49
Securities sold under agreements to repurchase	35	8
Federal Home Loan Bank (FHLB) advances	217	363
Subordinated debentures	773	796
Total interest expense	2,372	3,262
Net interest income	18,463	18,550
Provision for loan losses	2,325	4,075
Net interest income after provision for loan losses	16,138	14,475
Non-interest income
Investment management and trust income	3,886	3,490
Service charges on deposit accounts	2,000	2,055
Bankcard transaction revenue	961	965
Gains on sales of mortgage loans held for sale	867	739
Brokerage commissions and fees	615	541
Bank owned life insurance	252	257
Other non-interest income	647	1,198
Total non-interest income	9,228	9,245
Non-interest expense
Salaries and employee benefits expense	9,657	9,052
Net occupancy expense	1,231	1,369
Data processing expense	1,356	1,313
Furniture and equipment expense	291	292
FDIC insurance expense	350	351
Gain on other real estate owned	(35)	(25)
Other non-interest expenses	2,729	2,384
Total non-interest expense	15,579	14,736
Net income before income tax expense	9,787	8,984
Income tax expense	3,019	2,482
Net income	$6,768	$6,502

Weighted average shares - basic	13,814	13,844
Weighted average shares - diluted	13,851	13,890

Net income per share, basic	$0.49	$0.47
Net income per share, diluted	0.49	0.47
Cash dividend declared per share	0.20	0.19

Balance Sheet Data (at period end)
Total loans	$1,600,960	$1,531,740
Allowance for loan losses	32,022	31,206
Total assets	2,121,066	2,040,589
Non-interest bearing deposits	376,972	328,575
Interest bearing deposits	1,359,912	1,298,742
Federal Home Loan Bank advances	31,872	60,428
Subordinated debentures	30,900	30,900
Stockholders' equity	208,897	191,823
Total shares outstanding	13,958	13,872
Book value per share	14.97	13.83
Market value per share	22.50	23.20

S. Y. Bancorp, Inc. Financial Information (unaudited)
First Quarter 2013 Earnings Release

	Three Months Ended
	March 31,
	2013	2012
Average Balance Sheet Data
Average federal funds sold	$110,472	$93,724
Average mortgage loans held for sale	7,851	5,776
Average securities available for sale	277,231	251,715
Average FHLB stock and other securities	6,180	5,949
Average loans	1,585,326	1,543,778
Average earning assets	1,979,128	1,870,318
Average assets	2,105,996	2,022,040
Average interest bearing deposits	1,361,349	1,293,685
Average total deposits	1,732,947	1,609,810
Average securities sold under agreement to repurchase	57,335	62,729
Average federal funds purchased and other short term borrowings	19,643	19,032
Average Federal Home Loan Bank advances	31,876	60,429
Average subordinated debentures	30,900	33,208
Average interest bearing liabilities	1,501,103	1,469,083
Average stockholders' equity	208,201	190,888

Performance Ratios
Annualized return on average assets	1.30%	1.29%
Annualized return on average equity	13.18%	13.70%
Net interest margin, fully tax equivalent	3.83%	4.07%
Non-interest income to total revenue, fully tax equivalent	33.03%	32.82%
Efficiency ratio	55.76%	52.32%

Capital Ratios
Average stockholders' equity to average assets	9.89%	9.44%
Tier 1 risk-based capital	13.60%	13.13%
Total risk-based capital	14.86%	14.39%
Leverage	11.11%	10.71%

Loans by Type
Commercial and industrial	$455,258	$371,430
Construction and development	125,624	143,337
Real estate mortgage - commercial investment	412,954	413,182
Real estate mortgage - owner occupied commercial	306,924	300,203
Real estate mortgage - 1-4 family residential	165,179	155,185
Home equity - first lien	37,182	37,746
Home equity - junior lien	62,896	74,688
Consumer	34,943	35,969

Asset Quality Data
Allowance for loan losses to total loans	2.00%	2.04%
Allowance for loan losses to average loans	2.02%	2.02%
Allowance for loan losses to non-performing loans	95.55%	107.35%
Nonaccrual loans	$20,561	$19,232
Troubled debt restructuring	10,999	9,443
Loans - 90 days past due & still accruing	1,952	394
Total non-performing loans	33,512	29,069
OREO and repossessed assets	5,720	8,550
Total non-performing assets	39,232	37,619
Non-performing loans to total loans	2.09%	1.90%
Non-performing assets to total assets	1.85%	1.84%
Net charge-offs to average loans (2)	0.14%	0.17%
Net charge-offs	$2,184	$2,614

S. Y. Bancorp, Inc. Financial Information (unaudited)
First Quarter 2013 Earnings Release

	Five Quarter Comparison
	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Income Statement Data
Net interest income, fully tax equivalent (1)	$18,711	$18,925	$19,140	$18,667	$18,921
Net interest income	$18,463	$18,310	$18,795	$18,295	$18,550
Provision for loan losses	2,325	2,475	2,475	2,475	4,075
Net interest income after provision for loan losses	16,138	15,835	16,320	15,820	14,475
Investment management and trust income	3,886	3,603	3,515	3,670	3,490
Service charges on deposit accounts	2,000	2,175	2,161	2,125	2,055
Bankcard transaction revenue	961	1,018	985	1,017	965
Gains on sales of mortgage loans held for sale	867	1,439	1,277	866	739
Brokerage commissions and fees	615	749	651	652	541
Bank owned life insurance	252	263	226	260	257
Other non-interest income	647	880	980	700	1,198
Total non-interest income	9,228	10,127	9,795	9,290	9,245
Salaries and employee benefits expense	9,657	9,771	9,711	9,426	9,052
Net occupancy expense	1,231	1,453	1,365	1,464	1,369
Data processing expense	1,356	1,147	1,296	1,522	1,313
Furniture and equipment expense	291	341	347	326	292
FDIC Insurance expense	350	399	398	346	351
(Gain) loss on other real estate owned	(35)	233	969	233	(25)
Other non-interest expenses	2,729	3,839	2,959	3,191	2,384
Total non-interest expense	15,579	17,183	17,045	16,508	14,736
Net income before income tax expense	9,787	8,779	9,070	8,602	8,984
Income tax expense	3,019	2,265	2,388	2,499	2,482
Net income	$6,768	$6,514	$6,682	$6,103	$6,502

Weighted average shares - basic	13,814	13,901	13,883	13,874	13,844
Weighted average shares - diluted	13,851	13,955	13,966	13,941	13,890

Net income per share, basic	$0.49	$0.47	$0.48	$0.44	$0.47
Net income per share, diluted	0.49	0.47	0.48	0.44	0.47
Cash dividend declared per share	0.20	0.20	0.19	0.19	0.19

Balance Sheet Data (at period end)
Cash and due from banks	$31,715	$42,610	$35,032	$34,789	$30,919
Federal funds sold	27,745	25,093	17,351	35,533	23,032
Mortgage loans held for sale	4,576	14,047	13,417	6,608	6,935
Securities available for sale	362,904	386,440	360,946	333,143	348,699
FHLB stock and other securities	6,180	6,180	6,180	6,180	5,949
Total loans	1,600,960	1,584,594	1,578,290	1,577,826	1,531,740
Allowance for loan losses	32,022	31,881	31,245	31,773	31,206
Total assets	2,121,066	2,148,262	2,102,589	2,083,628	2,040,589
Non-interest bearing deposits	376,972	396,159	359,097	341,128	328,575
Interest bearing deposits	1,359,912	1,385,534	1,330,933	1,323,161	1,298,742
Securities sold under agreements to repurchase	50,879	59,045	54,127	50,700	59,506
Federal funds purchased	36,821	16,552	19,308	36,736	20,633
Federal Home Loan Bank advances	31,872	31,882	60,423	60,426	60,428
Subordinated debentures	30,900	30,900	30,900	30,900	30,900
Stockholders' equity	208,897	205,075	201,422	196,302	191,823
Total shares outstanding	13,958	13,915	13,895	13,878	13,872
Book value per share	14.97	14.74	14.50	14.14	13.83
Market value per share	22.50	22.42	23.66	23.95	23.20

Capital Ratios
Average stockholders' equity to average assets	9.89%	9.60%	9.54%	9.57%	9.44%
Tier 1 risk-based capital	13.60%	13.17%	13.09%	12.94%	13.13%
Total risk-based capital	14.86%	14.42%	14.35%	14.20%	14.39%
Leverage	11.11%	10.79%	10.76%	10.82%	10.71%

S. Y. Bancorp, Inc. Financial Information (unaudited)
First Quarter 2013 Earnings Release

	Five Quarter Comparison
	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Average Balance Sheet Data
Average federal funds sold	$110,472	$145,946	$110,263	$84,957	$93,724
Average mortgage loans held for sale	7,851	13,418	11,776	5,718	5,776
Average investment securities	283,411	273,903	266,799	271,550	257,664
Average loans	1,585,326	1,573,469	1,583,269	1,554,840	1,543,778
Average earning assets	1,979,128	1,991,271	1,940,261	1,885,727	1,870,318
Average assets	2,105,996	2,129,501	2,093,512	2,037,921	2,022,040
Average interest bearing deposits	1,361,349	1,346,908	1,330,877	1,300,307	1,293,685
Average total deposits	1,732,947	1,723,811	1,677,819	1,626,024	1,609,810
Average securities sold under agreement
to repurchase	57,335	60,918	57,878	57,930	62,729
Average federal funds purchased and
other short term borrowings	19,643	17,487	19,366	21,863	19,032
Average Federal Home Loan Bank advances	31,876	59,180	60,424	60,426	60,429
Average subordinated debentures	30,900	30,900	30,900	30,900	33,208
Average interest bearing liabilities	1,501,103	1,515,393	1,499,445	1,471,426	1,469,083
Average stockholders' equity	208,201	204,502	199,766	194,947	190,888

Performance Ratios
Annualized return on average assets	1.30%	1.22%	1.27%	1.20%	1.29%
Annualized return on average equity	13.18%	12.67%	13.31%	12.59%	13.70%
Net interest margin, fully tax equivalent	3.83%	3.78%	3.92%	3.98%	4.07%
Non-interest income to total revenue, fully
tax equivalent	33.03%	34.86%	33.85%	33.23%	32.82%
Efficiency ratio	55.76%	59.15%	58.91%	59.05%	52.32%

Loans by Type
Commercial and industrial	$455,258	$426,930	$419,568	$417,112	$371,430
Construction and development	125,624	131,253	138,165	139,328	143,337
Real estate mortgage - commercial investment	412,954	414,084	417,357	420,499	413,182
Real estate mortgage - owner occupied commercial	306,924	304,114	301,017	300,911	300,203
Real estate mortgage - 1-4 family residential	165,179	166,280	158,013	154,927	155,185
Home equity - 1st lien	37,182	39,363	36,480	37,902	37,746
Home equity - junior lien	62,896	65,790	67,312	71,408	74,688
Consumer	34,943	36,780	40,378	35,739	35,969

Asset Quality Data
Allowance for loan losses to total loans	2.00%	2.01%	1.98%	2.01%	2.04%
Allowance for loan losses to average loans	2.02%	2.03%	1.97%	2.04%	2.02%
Allowance for loan losses to non-performing loans	95.55%	106.10%	100.19%	89.35%	107.35%
Nonaccrual loans	$20,561	$18,360	$22,448	$27,907	$19,232
Troubled debt restructuring	10,999	10,969	7,511	7,541	9,443
Loans - 90 days past due & still accruing	1,952	719	1,228	112	394
Total non-performing loans	33,512	30,048	31,187	35,560	29,069
OREO and repossessed assets	5,720	7,364	6,939	7,041	8,550
Total non-performing assets	39,232	37,412	38,126	42,601	37,619
Non-performing loans to total loans	2.09%	1.90%	1.98%	2.25%	1.90%
Non-performing assets to total assets	1.85%	1.74%	1.81%	2.04%	1.84%
Net charge-offs to average loans (2)	0.14%	0.12%	0.19%	0.12%	0.17%
Net charge-offs	$2,184	$1,839	$3,003	$1,908	$2,614

Other Information
Total assets under management (in millions)	$2,009	$1,961	$1,923	$1,848	$1,839
Full-time equivalent employees	488	495	490	482	480

(1) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.
(2) - Interim ratios not annualized

CONTACT:
S.Y. Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President,
Treasurer and Chief Financial Officer